Exhibit 99.1

Nutrastar Announces First Quarter 2011 Results
Expands Beverage Distribution and Product Pipeline

Financial Highlights for the Quarter Ended March 31, 2011:

  Revenues increased 21.6% to $5.8 million

  Gross profit increased 19.3% to $4.4 million, a gross margin of 76.4%

  Net income rose 10.5% to $3.0 million, representing a net margin of 51.9%

  Basic earnings per share (“EPS”) was $0.20; Diluted EPS was $0.18

Harbin, China, May 16, 2011-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded Traditional Chinese Medicine ("TCM") consumer products, today announced record financial results for the quarter ended March 31, 2011.

Ms. Lianyun Han, CEO of Nutrastar, commented, “Nutrastar’s first quarter 2011 was marked by continued sales growth, further expansion of our functional health drink distribution network and production capacity, as well as the introduction of a new entry level variation of our beverage product. Revenue growth continued at a strong and steady pace, as seen in our recorded quarterly sales growth of 21.6% . For the first quarter 2011, gross profit percentage was 76.4%, a slight decrease from 77.8% year-over-year as a result of a change in our product mix and the introduction of our beverage line, which has lower gross margins than our core commercially cultivated Cordyceps product.

“On the distribution side, we’ve brought our Cordyceps beverage product line into select restaurants and hotels in Changzhou City, Jiangsu Province, which has already seen good reception. More recently, we’ve branched into Anqing City, Anhui Province, an opportunistic marketplace for our consumer beverage product line and the next step of our commercialized rollout. In an effort to increase our footprint in these cities, we’ve taken initiatives to expand the reach and attractiveness of our Cordyceps drink through media advertisements, including television commercials, newspaper advertising and promotional events. In March, we announced the debut of our entry level drink “Yang Yang Ba”, which is now available in Yancheng and Anqing. Looking forward, we anticipate Yang Yang Ba, an entry level priced version of our premium Cordyceps drink, will help to further grow our consumer base and drink sales within the Chinese market. We are excited for the remainder of 2011, and expect to attain our revenue guidance as stated for the year, further the growth of our product portfolio, continue our Cordyceps production capacity expansion and broaden our geographical reach in China,” concluded Ms. Han.

Financial Results for Quarter Ended March 31, 2011

Revenue generated from sales of Nutrastar’s consumer products for the three months ended March 31, 2011 was $5.80 million, an increase of $1.03 million or 21.6% from approximately $4.77 million for the same period in 2010. This increase was mainly attributable to the increase in demand for our core products, commercially cultivated Cordyceps Militaris and sales of our functional health beverage products.

The Company’s revenue is categorized into three segments based on our consumer product portfolio. In the first quarter of 2011, revenue from our commercially cultivated Cordyceps Militaris was $5.08 million, revenue from our organic and specialty food products was approximately $0.48 million and revenue from our newly introduced functional health beverage product line was approximately $0.23 million. The functional health beverage product line was introduced in mid-November 2010 and has been rolled out in select cities in the province of Jiangsu and Anhui.

Overall gross profit was $4.43 million, an increase of $0.71 million or 19.3% from approximately $3.71 million during the same period in 2010. Gross margin was 76.4% for the three months ended March 31, 2011, a decrease of 1.4% from 77.8% in 2010. Such slight percentage decrease was mainly due to sales of our functional health beverages in the product mix which have a lower gross margin as compared to our commercially cultivated Cordyceps Militaris consumer products.

Cost of goods sold, comprising costs related to raw materials, labor and overhead, was $1.37 million for the three months ended March 31, 2011, an increase of $0.31 million, or 29.7% from approximately $1.06 million in the three months ended March 31, 2010. This increase was mainly due to the increase in sales for the core products and increase in production costs associated with the functional health beverages products. As a percentage of revenues, the cost of goods sold increased to 23.6% in the first quarter of 2011 from 22.2% in the same period of 2010. Such increase in total cost of goods sold as a percentage of sales was mainly attributable to the increase in production costs associated with the functional health beverages, which outpaced the increase in our revenues for the three months ended March 31, 2011.

Income before income tax increased approximately $0.81 million, or 25.6%, to approximately $3.95 million during the three months ended March 31, 2011 from approximately $3.14 million during the same period in 2010. As a percentage of revenues, income before income tax increased to 68.2% during the three months ended March 31, 2011 from 65.9% during the same period in 2010.

Net income increased by approximately $0.29 million, or 10.5% to approximately $3.01 million for the three months ended March 31, 2011 from approximately $2.72 million for the same period of 2010.

Basic and diluted EPS for the three months ended March 31, 2011 was $0.20 and $0.18, based on 14.51 million and 16.27 million shares outstanding, respectively, an increase of $0.01 in basic EPS and a decrease of $0.01 in diluted EPS from the same period in 2010 when there were approximately 14.31 million basic and 14.40 million diluted shares outstanding.

Financial Position as of March 31, 2011

At March 31, 2011, the Company had cash and cash equivalents totaling $45.02 million, total assets of approximately $58.75 million, working capital of $43.03 million and stockholders' equity of $55.52 million. The Company generated $3.82 million in net cash from operating activities for the three months ended March 31, 2011.

Outlook

For the year ending December 31, 2011, based on management’s current expectations, they maintain their belief that revenue will be in the range of $32.0 million to $36.0 million.

Conference Call

Nutrastar will host a conference call at 8:00 a.m. ET today, Monday, May 16, 2011, to discuss the Company's first quarter 2011 financial results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

Investors are invited to participate on the live call by dialing +1 (877) 407-9039 for domestic investors. International investors can dial +1 (201) 689-8470. For investors that would like to listen to the webcast, please visit log on to http://viavid.net/dce.aspx?sid=00008615 approximately 5 minutes before the start of the call. Please reference event ID: 372430.

If you are unable to participate in the call at this time, a replay of the call will be available for two weeks following the call starting at 11:00 a.m. ET today, May 16, 2011 and ending at 11:59 p.m. ET on May 30, 2011. To list to the replay, domestic investors can dial +1 (877) 870-5176 and International investors can dial +1 (858) 384-5517. The pass code for the replay is: 372430.

For more information regarding Nutrastar’s financial performance during the three months ended March 31, 2011, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission today, May 16, 2011.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded TCM consumer products including commercially cultivated Cordyceps Militaris and functional health beverages. Cordyceps Militaris is one of the most highly regarded herbal nutrients in TCM. The Company believes it is the largest manufacturer of bioengineered Cordyceps Militaris in China, ranked by volume, according to China Market Monitoring Center (CMMC). The Company is headquartered in Harbin, capital of Heilongjiang province, with a total of 321 employees of which 21 are engaged in R&D, and 140 in sales and marketing. The products of Nutrastar are sold throughout China via a direct and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains "forward-looking statements" relating to the business of Nutrastar International Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended
	March 31,
	2011	2010
NET REVENUE	$5,796,242	$4,768,395
Cost of goods sold	(1,369,800)	(1,056,515)
GROSS PROFIT	4,426,442	3,711,880
Selling expenses	(409,873)	(171,718)
General and administrative expenses	(521,326)	(429,786)
Income from operations	3,495,243	3,110,376
Other income:
Interest income	39,829	33,077
Foreign exchange differences	22,921	429
Change in fair value of warrants	392,191	-
Total other income	454,941	33,506
Income before income taxes	3,950,184	3,143,882
Provision for income taxes	(942,413)	(422,820)
NET INCOME	3,007,771	2,721,062
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	512,009	8,858
COMPREHENSIVE INCOME	$3,519,780	$2,729,920
Earnings per share
Basic	$0.20	$0.19
Diluted	$0.18	$0.19
Weighted average number of shares outstanding
Basic	14,513,470	14,312,731
Diluted	16,274,183	14,402,412

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS EXPRESSED IN US DOLLARS)
	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$45,017,162	$40,758,848
Restricted cash	148,425	193,075
Accounts receivable	118,514	261,223
Inventories	917,656	867,761
Prepayments and other receivables	58,631	289,502
Total current assets	46,260,388	42,370,409
OTHER ASSETS
Intangible assets, net	2,289,046	2,379,435
Property, plant and equipment, net	10,203,336	10,248,989
Total assets	$58,752,770	$54,998,833
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$151,973	$125,843
Other payables and accruals	691,882	746,643
Taxes payable	1,258,226	696,519
Due to related parties	51,858	51,339
Preferred stock dividend payable	269,061	181,181
Warrants liabilities	806,082	1,198,273
Total current liabilities	3,229,082	2,999,798
Total liabilities	3,229,082	2,999,798
COMMITMENTS AND CONTINGENCIES (Note 18)
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value, (1,000,000 shares authorized,
169,523 shares and 197,706 shares issued and outstanding,
respectively; aggregate liquidation preference amount: $4,746,644 and $5,535,768, plus accrued but unpaid dividend of $269,061 and
$181,181, at March 31, 2011 and December 31, 2010, respectively)	3,866,168	4,508,914
Common stock, $0.001 par value, 190,000,000 shares authorized,
14,625,541 and 14,332,731 shares issued and outstanding at
March 31, 2011 and December 31, 2010, respectively	14,626	14,333
Additional paid-in capital	16,307,018	15,541,207
Statutory reserves	1,350,029	1,348,071
Retained earnings	31,214,224	28,326,896
Accumulated other comprehensive income	2,771,623	2,259,614
Total stockholders' equity	55,523,688	51,999,035
Total liabilities and stockholders' equity	$58,752,770	$54,998,833

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (AMOUNTS EXPRESSED IN US DOLLARS)
	For the Three Months
	Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,007,771	$2,721,062
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(392,191)	-
Depreciation and amortization	263,838	252,892
Share-based compensation expense	92,753	45,375
(Increase) decrease in assets:
Accounts receivable	144,759	(152,407)
Prepayments and other receivables	230,979	240,313
Inventories	(40,953)	77,538
Increase (decrease) in liabilities:
Accounts payable	24,756	54,730
Other payables and accruals	(61,212)	(23,572)
Taxes payable	552,406	(42,775)
Net cash provided by operating activities	3,822,906	3,173,156
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,168)	(4,816)
Net cash used in investing activities	(1,168)	(4,816)
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from restricted cash	44,650	-
Repayment to related party	-	(428)
Net cash provided by (used in) financing activities	44,650	(428)
Foreign currency translation adjustment	391,926	5,836
INCREASE IN CASH AND CASH EQUIVALENTS	4,258,314	3,173,748
CASH AND CASH EQUIVALENTS, at the beginning of the period	40,758,848	20,115,677
CASH AND CASH EQUIVALENTS, at the end of the period	$45,017,162	$23,289,425
NON-CASH TRANSACTIONS
Preferred stock and dividend converted into common stock	$673,351	$-
Share-based payment – IR warrants	22,359	-
Share-based payments to officers and directors under equity incentive plan	92,753	45,375
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for income taxes	$215,317	$356,550